Exhibit 99.1

eFFECTOR Therapeutics Reports Fourth Quarter and Full Year 2021 Financial Results and Provides Corporate Update

SAN DIEGO and REDWOOD CITY, Calif., March 16, 2022 – eFFECTOR Therapeutics, Inc. (NASDAQ: EFTR), a leader in the development of selective translation regulator inhibitors (STRIs) for the treatment of cancer, today reported financial results for the fourth quarter and year ended December 31, 2021, and provided a corporate update.

“2021 was a momentous year for eFFECTOR, as we advanced both our clinical stage assets, tomivosertib and zotatifin, into Phase 2 trials and raised additional capital with our debut as a public company,” said Steve Worland, Ph.D., president, and chief executive officer of eFFECTOR. “In early 2022, we announced an optimized design for KICKSTART, our randomized Phase 2b trial of tomivosertib combined with pembrolizumab in patients with PD-L1 positive non-small cell lung cancer, a population corresponding to a potential $9 billion U.S. market opportunity. We anticipate our cash resources on hand to fund operations through the readout of topline data from KICKSTART in the first half of 2023, as well as the ongoing Phase 2a expansion cohorts for zotatifin during 2022.”

Pipeline Highlights

Tomivosertib (eFT508): eFFECTOR’s wholly-owned, highly selective MNK inhibitor designed to enhance anti-tumor activity by stimulating activation, delaying exhaustion and prolonging the memory of T cells.

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Added new cohort to Phase 2b KICKSTART trial in NSCLC, representing additional $5 billion U.S. market opportunity: In the first quarter 2022, eFFECTOR announced an updated design of its double-blind, randomized Phase 2b KICKSTART trial of tomivosertib in NSCLC to include a new cohort, which will enroll patients with PD-L1 ≥1% who have initiated frontline therapy with pembrolizumab combined with platinum-based chemotherapy. This cohort will enroll approximately 60 patients with PD-L1 ≥1% NSCLC immediately after they complete the platinum chemotherapy phase (4-6 cycles) of their frontline treatment without disease progression. Patients in this cohort will be randomized 1:1 to standard-of-care maintenance therapy plus tomivosertib in the treatment group versus standard-of-care maintenance plus placebo in the control group. Enrollment continues in the PD-L1 ≥50% cohort. This cohort will enroll approximately 60 patients, randomized 1:1 to initiate therapy with tomivosertib plus pembrolizumab or placebo plus pembrolizumab. With the updated trial design, the addressable patient population in the KICKSTART trial now represents a combined potential U.S. market opportunity of $9 billion. Primary data readouts from both cohorts are anticipated in the first half of 2023.

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SU2C Breast Cancer Trial: Enrollment in the SU2C-sponsored trial of tomivosertib plus a taxane in breast cancer was recently stopped after 19 patients because data sufficient to enable evaluation of the primary objectives of the trial, which are safety of the combination and pharmacodynamic effects of tomivosertib, were obtained. These data will be presented at an upcoming medical conference.

Zotatifin (elF4Ai): a potent and selective mRNA helicase inhibitor designed to downregulate expression of key oncoproteins and cell cycle proteins that drive tumor growth and resistance.

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Dosed first patients in two additional Phase 2 expansion cohorts: In the ongoing Phase 1/2 dose escalation and expansion trial of zotatifin in multiple solid tumors, patients have been dosed in two recently opened combination cohorts: KRAS G12C-mutant NSCLC in combination with sotorasib; and ER+/Her2- breast cancer in combination with fulvestrant and abemaciclib. Two additional breast cancer cohorts, ER+/FGFR+ evaluating zotatifin as monotherapy and ER+ evaluating zotatifin in combination with fulvestrant, continue to enroll. If positive activity is observed in one or more of the Phase 2a expansion cohorts, the company plans to evaluate zotatifin, potentially either as a combination in a randomized trial against a relevant comparator control group, or in a single-arm monotherapy trial. eFFECTOR anticipates reporting initial response data from one or more of the expansion cohorts, as well as additional data from the Phase 1 dose escalation portion of the trial, in the first half of 2022. The company anticipates reporting topline results from the trial in the second half of 2022.

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Published Data Highlighting Anti-Tumor Potential of Zotatifin: In November 2021, the company reported data showing that zotatifin downregulated the expression of certain receptor tyrosine kinases (“RTKs”), which are mutated and overexpressed in many cancers. The research also showed that rational combinations of zotatifin with the PI3K inhibitor alpelisib or the AKT inhibitor ipatasertib, both of which inhibit signaling downstream of RTKs, led to enhanced anti-tumor activity in vivo.

Business Highlights:

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Entered into investment agreement with Lincoln Park Capital for up to $50 million: Under the terms of the agreement, eFFECTOR has the right to sell, at its discretion, up to $50 million of shares of the company’s common stock to LPC over a 36-month period, subject to certain limitations and conditions set forth in the agreement.

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Amended Existing Debt Facility to Extend Cash Runway: Under the terms of the amendment with Oxford Finance in connection with its existing $30 million debt facility, of which $20 million has been drawn, the interest only period has been extended from May 2023 to March 2024. An additional 12 months of interest-only period is also available should eFFECTOR exercise its right to draw an additional $10 million from the debt facility, which is contingent upon the achievement of certain clinical milestones. As such, the amendment delays commencement of principal repayment from May 2023 to March 2024. Specifically, previously scheduled principal payments of approximately $5.6 million, which would have been due between May 2023 and February 2024, have been deferred to between March 2024 and March 2025. In addition, the maturity date of the debt facility has been extended from February 2026 to February 2027.

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Appointed Kristen Harrington-Smith to Board of Directors: Ms. Harrington-Smith brings over 20 years of experience in oncology, rare diseases and primary care, and in her strategic roles at Novartis Pharmaceuticals was responsible for numerous successful product launches. She currently serves as Senior Vice President & Chief Commercial Officer of ImmunoGen.

Fourth Quarter and Full Year 2021 Financial Results

Cash Position and Guidance: The company had cash and cash equivalents of $49.7 million as of December 31, 2021, compared to $15.2 million as of December 31, 2020. Current cash is anticipated to be sufficient to fund readouts of topline data from its Phase 2b KICKSTART trial evaluating tomivosertib in combination with pembrolizumab in patients with NSCLC in the first half of 2023 and topline data from its Phase 2a dose expansion cohorts evaluating zotatifin in patients with certain biomarker-positive solid tumors, including ER+ breast cancer and KRASmut NSCLC, in the second half of 2022.

Revenue: Revenue was $0.3 million for the quarter ended December 31, 2021, compared to approximately $42 thousand for the same quarter of 2020. Revenue for the full year of 2021 was $1.4 million, compared to $42.0 million for the full year of 2020. Revenue in the full year ended December 31, 2021 consisted of grant revenue in connection with the company’s subaward from UCSF under a grant from DARPA to investigate new COVID-19 treatments. Revenue in the full year ended December 31, 2020 consisted of collaboration revenue in connection with the company’s license agreement with Pfizer.

Research and Development (R&D) Expenses: R&D expenses were $6.4 million for the quarter ended December 31, 2021, compared to $4.6 million for the same quarter of 2020. R&D expenses were $20.0 million for the year ended December 31, 2021, compared to $21.8 million for the year ended December 31, 2020. This decrease for the year was due to lower external development expenses primarily associated with the eIF4E program and lower laboratory and facility expenses, partially offset by an increase in personnel related and non-cash stock compensation expenses. R&D expenses included approximately $3.3 million and $0.3 million of non-cash stock compensation expense in the years ended December 31, 2021 and 2020, respectively.

General and Administrative (G&A) Expenses: G&A expenses were $6.3 million for the quarter ended December 31, 2021, compared to $1.1 million for the same quarter of 2020. G&A expenses were $13.4 million for the year ended December 31, 2021, compared to $4.3 million for the year ended December 31, 2020. This increase for the year was primarily due to an increase in non-cash stock compensation expense, public company related expenses, including D&O insurance, and personnel related expenses. G&A expenses included approximately $5.3 million and $0.2 million of non-cash stock compensation expense in the years ended December 31, 2021 and 2020, respectively.

Other Income (Expense): Other income was $31.5 million for the quarter ended December 31, 2021 and other expense for the quarter ended December 31, 2020 was $0.2 million. Other income was $47.7 million for the year ended December 31, 2021 and other expense for the year ended December 31, 2020 was $1.3 million. Other income in both the quarter and year ended December 31, 2021 consisted primarily of income related to the change in fair value of the company’s share earn-out liability. The fair value of the share earn-out liability of $61.0 million at the closing date of the business combination, was remeasured at $12.1 million as of December 31, 2021. Other expense in both the quarter and year ended December 31, 2020 primarily consisted of interest expense associated with the company’s term loan.

Net Income (Loss): Net income was $19.0 million, or $0.47 per basic share and $0.44 per diluted share, for the quarter ended December 31, 2021, as compared to net loss of $5.9 million, or a net loss of $4.05 per basic and diluted share, for the same quarter of 2020. Net income was $15.8 million, or $1.05 per basic share and $0.44 per diluted share, for the year ended December 31, 2021, as compared to net income of $14.2 million for the year ended December 31, 2020. Net income attributable to common shareholders was $0.2 million for the year ended December 31, 2020, which reflects the exclusion of income allocable to participating securities of $14.0 million. Net income attributable to common shareholders for the year ended December 31, 2020 was $0.12 per basic share and $0.11 per diluted share.

About eFFECTOR TherapeuticseFFECTOR is a clinical-stage biopharmaceutical company focused on pioneering the development of a new class of oncology drugs referred to as STRIs. eFFECTOR’s STRI product candidates target the eIF4F complex and its activating kinase, mitogen-activated protein kinase interacting kinase (MNK). The eIF4F complex is a central node where two of the most frequently mutated signaling pathways in cancer, the PI3K-AKT and RAS-MEK pathways, converge to activate the translation of select mRNA into proteins that are frequent culprits in key disease-driving processes. Each of eFFECTOR’s product candidates is designed to act on a single protein that drives the expression of multiple functionally related proteins, including oncoproteins and immunosuppressive proteins in T cells, that together control tumor growth, survival and immune evasion. eFFECTOR’s lead product candidate, tomivosertib, is a MNK inhibitor currently being evaluated in KICKSTART, a randomized, double-blind, placebo-controlled Phase 2b trial of tomivosertib in combination with pembrolizumab in patients with metastatic non-small cell lung cancer (NSCLC). Zotatifin, eFFECTOR’s inhibitor of eIF4A, is currently being evaluated in Phase 2a expansion cohorts in certain biomarker-positive solid tumors, including ER+ breast cancer and KRAS-mutant NSCLC. eFFECTOR has a global collaboration with Pfizer to develop inhibitors of a third target, eIF4E.

Forward-Looking Statements

eFFECTOR cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: the future clinical development of our product candidates, including expectations on enrollment and the timing of reporting data from ongoing clinical trials; the potential therapeutic benefits of our product candidates; the potential market opportunity for our product candidates; the sufficiency of our capital resources to allow clinical trial data readouts; and the timing and amount of any capital raised under the LPC facility and the use of proceeds from any capital raised. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: potential delays in the commencement, enrollment and completion of clinical trials; additional disruptions to our operations from the COVID-19 pandemic, including clinical trial and manufacturing delays; our ability to access the LPC facility is subject to certain conditions; our dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the results of preclinical studies and early clinical trials are not necessarily predictive of future results; the success of our clinical trials and preclinical studies for our product candidates is uncertain; we may use our capital resources sooner than expected and they may be insufficient to allow clinical trial readouts; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; our ability to obtain and maintain intellectual property protection for our product candidates; and other risks described in our prior filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

eFFECTOR Therapeutics, Inc.

Condensed Balance Sheets

(in thousands)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$49,702	$15,216
Prepaid expenses and other current assets	3,194	1,362

Total current assets	52,896	16,578

Property and equipment, net	91	34
Operating lease right-of-use assets	166	92
Other assets	903	—

Total assets	$54,056	$16,704

Liabilities, convertible preferred stock, and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$516	$347
Accrued expenses	3,418	1,984
Warrant liability	—	433
Term loans, net	—	5,907
Lease liabilities, current portion	44	108

Total current liabilities	3,978	8,779

Earn-out liability	12,130	—
Non-current term loans, net	18,760	6,946
Accrued final payment on term loans	1,100	—
Non-current warrant liability	678	—
Non-current lease liabilities	126	—

Total liabilities	36,772	15,725

Series A convertible preferred stock	—	46,567
Series B convertible preferred stock	—	51,084
Series C convertible preferred stock	—	35,573
Stockholders’ deficit:
Common stock	4	—
Additional paid-in capital	138,181	4,454
Accumulated deficit	(120,901)	(136,699)

Total stockholders’ equity (deficit)	17,284	(132,245)

Total liabilities, convertible preferred stock, and stockholders’ equity (deficit)	$54,056	$16,704

eFFECTOR Therapeutics, Inc.

Condensed Statement of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Collaboration revenue	$—	$42	$—	$42,000
Grant revenue	311	—	1,430	—

Total revenue	311	42	1,430	42,000
Operating expenses:
Research and development	6,394	4,602	19,956	21,832
General and administrative	6,320	1,060	13,371	4,349

Total operating expenses	12,714	5,662	33,327	26,181

Operating (loss) income	(12,403)	(5,620)	(31,897)	15,819

Other income (expense)	31,452	(236)	47,695	(1,257)

Income (loss) before income taxes	19,049	(5,856)	15,798	14,562
Income tax expense	—	—	—	351

Net income (loss) and comprehensive income (loss)	19,049	(5,856)	15,798	14,211
Income allocable to participating securities	—	—	—	(14,045)

Net income (loss) attributable to common shareholders	$19,049	$(5,856)	$15,798	$166

Net income (loss) per share attributable to common shareholders:
Basic	$0.47	$(4.05)	$1.05	$0.12

Diluted	$0.44	$(4.05)	$0.44	$0.11

Weighted-average common shares outstanding:
Basic	40,380,806	1,445,065	15,105,851	1,410,549

Diluted	43,476,128	1,445,065	36,004,063	2,654,849

Contacts:

Investors:

Stephanie Carrington

Westwicke, an ICR Company

646-277-1282

Stephanie.Carrington@westwicke.com

Media:

Heidi Chokeir, Ph.D.

Canale Communications

619-203-5391

heidi.chokeir@canalecomm.com